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                                                                     Exhibit 4.2

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     SECURITY FIRST TECHNOLOGIES CORPORATION

            Security First Technologies Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

            FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to
Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the shareholders of the Corporation. As amended, Section 4.1 reads in its entirety as follows:

            4.1         AUTHORIZED SHARES

                        The total number of shares of all classes of stock that the Corporation shall have the authority to issue is three hundred seventy-five million (375,000,000), of which three hundred fifty million (350,000,000) shares shall be common stock, par value $0.01 per share ("Common Stock"), and twenty-five million (25,000,000) shares shall be serial preferred stock, par value $0.01 per share ("Preferred Stock").

            SECOND: That thereafter, pursuant to resolution of the Board of Directors, the annual meeting of the shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

            THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.






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            IN WITNESS WHEREOF, said Security First Technologies Corporation has caused this certificate to be signed by James S. Mahan, III, its Chairman, Chief Executive Officer and President, and attested by Nancy K. Kenley, its Secretary, this 3rd day of June, 1999.

ATTEST:                                  SECURITY FIRST TECHNOLOGIES
                                       CORPORATION


By: /s/ Nancy K. Kenley                  By: /s/ James S. Mahan, III
   --------------------                     ------------------------
   Nancy K. Kenley                            James S. Mahan, III
   Secretary                                  Chairman, Chief Executive Officer
                                              and President